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                                                                 Exhibit 10.20


                       [LETTERHEAD OF GLASHOW ASSOCIATES]

CONSULTING AGREEMENT dated of December 24, 1998 between NETGATEWAY, Inc. A Nevada Corporation with executive offices located at 300 Oceangate, Long Beach, California 90802 (the "Company"), and GLASHOW ASSOCIATES, LLC with executive offices located at 1224 West 61st Street, Kansas City, MO 64113 (the "Consultant").

                                   WITNESSETH

WHEREAS, the Consultant, through its affiliates and principals, has extensive experience in its areas of expertise, including, without limitation, marketing, finance, strategic planning and other business matters; and

WHEREAS, the Company desires to retain the services of the Consultant to render strategic advice with respect to the development of the Company, and the Consultant wishes to render such services to the Company, on the terms and conditions, and subject to the qualifications, set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual promises and covenants hereinafter set forth, and subject to the conditions contained herein, the parties hereto agree as follows:

I. Terms of Service.

            Section 1.01 Duties. The Consultant will advise the Company's management, employees, and agents with respect to the Company's field of interest and business, and strategic and commercial matters related to the Consultant's areas of expertise. Upon reasonable notice to the Consultant, the Company will have access to the Consultant at reasonable times in order to discuss matters related to the Company's business. The services to be provided by the Consultant pursuant to the terms, hereof, whether such services are performed verbally or in writing, shall be reasonable in terms of hours per month. If no such services are requested, the consulting fees provided for herein shall still be paid.

            Section 1.02 Term; Termination. The term (the "Term") of this Agreement shall be 12 months, commencing on the date hereof. In the event the Company shall terminate this Agreement for any reason, the parties hereto agree that the Consultant shall be entitled to the amounts otherwise due hereunder notwithstanding each termination.

            Section 1.03 Compensation. As compensation of the services to be performed under the terms of this agreement, consultant shall be entitled to receive and the company agrees to pay the following compensation.

o The Company shall issue 100,000 shares of stock upon signing of this agreement as previous compensation. Consultant shall have "piggy back" registration rights without cost to Consultant.

o In the event the consultant introduces the company to a qualified investor who is willing to make an investment on terms acceptable to the company the consultant shall be entitled to receive five percent (5%) of the gross proceeds received, provided, however, that no more than a total of 10% shall be paid on any such transaction, and this 5% fee shall be adjusted as needed.
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In the event the Consultant arranges a change of control or sale of the company within 12 months of the signing of this agreement the Consultant will receive a fee equal to one percent (1%) of the total value of the transaction. Consultant may elect to take said compensation in the form of stock and/or cash.

All stock warrants or any other monies due shall vest immediately upon sale, acquisition or change of control of the company.

            Section 1.04 Expenses. If the Company requests the Consultant to provide any specific services hereunder that cause the Consultant to incur expenses, the Company shall reimburse the Consultant for all reasonable expenses upon presentation of expense vouchers or statements or such other supporting information as the Company require. The company agrees to incur the costs of a due diligence trip to be made by Bob Ciri the first week of January 1999.

            Section 1.05 Sale of Company. If the Company is sold, acquired, or there is a change in control this agreement shall be considered as if terminated by the Company and all action described herein and related to the previous sections shall go into effect upon consummation of any of these actions. The company shall compensate the consultant as described within 30 days of said action. In the event any of these actions are taken within six months of termination of this contract all compensation described herein shall be considered due the consultant.

II. Miscellaneous.

Section 2.01 No Violation of Other Agreements. Each of the parties hereto represents and warrants that execution, delivery, or performance of this Agreement does not conflict with or violate the terms of, any other agreement to which it is a party or by which it is bound.

Section 2.02 Independent Contractor; Limitation of Liability.

      (a) The Consultant is an independent contractor to the Company, and nothing herein shall be deemed to constitute the Consultant or its agents as an employee of the Company.

      (b) The Company acknowledges that it remains solely responsible for the conduct and operation of its business and that the Consultant makes no representation or warranty and assumes no liability with respect to the outcome or result of any particular course of action or operation of the Company's business.

Section 2.03 Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given when delivered personally, sent by private express mail service (such as Federal Express), or sent by registered or certified mail (return receipt requested) to the address set forth in the introductory paragraph hereof (or to such other address as any party has furnished in writing to the other parties in accordance with the provisions of this Section 2.03).

Section 2.04 Assignment. Glashow may not assign its interest in this Agreement or delegate its responsibilities hereunder without the prior written consent of the other party.

Section 2.05 Severability. The invalidity or unenforceability of any particular provision of this Agreement or portion thereof shall not affect the validity or enforceability of any other provision thereof or portion thereof. If any provision of this Agreement is adjudicated to be so broad as to be unenforceable, it shall be interpreted to be only as broad as enforceable.

Section 2.06 Counterparts. Governing Law. This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute

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one and the same instrument. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania, without giving effect to conflict of laws.

Section 2.07 Headings. The article and section headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 2.08 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

Section 2.09 Indemnification. The Company shall indemnify the consultant to the extent permitted by law, against claims, liabilities, costs and expenses, including legal fees, incurred by consultant as a result of activities undertaken in good faith to promote the best interest of the company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


NETGATEWAY

By: /s/ Donald M. Cortiss, Jr.
   -----------------------------
Name:  Donald M. Cortiss, Jr.
Title: President


GLASHOW ASSOCIATES, LLC

By: /s/ Andrew J. Glashow
   -----------------------------
Name:  Andrew J. Glashow
Title: Managing Director